Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture, dated as of February 1, 2006 (this “Supplemental Indenture”), is entered into by and among PACIFICARE HEALTH SYSTEMS, LLC., a Delaware limited liability company (the “Company”), as successor by merger to PacifiCare Health Systems, Inc., a Delaware corporation (“PacifiCare”), UNITEDHEALTH GROUP INCORPORATED, a Minnesota corporation (“UnitedHealth Group”), and U.S. BANK NATIONAL ASSOCIATION (as successor in interest to State Street Bank and Trust Company of California, N.A.), a national banking association, as Trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, PacifiCare and the Trustee have entered into that certain Indenture, dated as of November 22, 2002 (as heretofore amended or supplemented, the “Indenture”), providing for the issuance of PacifiCare’s 3% Convertible Subordinated Debentures due 2032 (the “Securities”);

WHEREAS, PacifiCare, UnitedHealth Group and Point Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of UnitedHealth Group (“Point”), have entered into that certain Agreement and Plan of Merger, dated as of July 6, 2005 (the “Merger Agreement”);

WHEREAS, on December 20, 2005, PacifiCare was merged (the “Merger”) with and into Point, pursuant to the Merger Agreement and the terms and conditions set forth in a Certificate of Merger filed with the Secretary of State of the State of Delaware on such date;

WHEREAS, in connection with the consummation of the Merger, PacifiCare, Point assumed and was substituted for all of the rights and obligations of PacifiCare under the Indenture and the Securities;

WHEREAS, immediately following the consummation of the Merger, Point was renamed PacifiCare Health Systems, LLC and now conducts the business of PacifiCare;

WHEREAS, Section 9.2 of the Indenture provides that with the written consent of Holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding, the Company and the Trustee may amend or supplement the Indenture or the Securities as specified in such Section 9.2;

WHEREAS, the Company has solicited the consents from Holders of the Securities to the amendment to the Indenture and the Securities set forth in this Supplemental Indenture (the “Amendment”);

WHEREAS, the Company has received the written consent to the Amendment from Holders of a majority in aggregate principal amount of the outstanding Securities; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture have been complied with and pursuant to Section 9.6 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises set forth above, each party hereto hereby mutually covenants and agrees for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as in the Indenture.

ARTICLE 2

AMENDMENTS

Section 2.01. Section 4.2 of the Indenture shall be amended and restated in its entirety to read as follows:

“Section 4.2. SEC and Other Reports. UnitedHealth Group shall file with the Trustee, within 15 days after it files such annual and quarterly reports, information, documents and other reports with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which UnitedHealth Group is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event UnitedHealth Group is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide the Trustee with reports containing substantially the same information as the Company would have been required to file with the SEC had the Company been subject to such reporting requirements. In such event, such reports shall be provided at the times the Company would have been required to provide reports had it continued to have been subject to such reporting requirements. The Company also shall comply with the other provisions of TIA Section 314(a). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates). In the event the Company shall no longer be a consolidated subsidiary of UnitedHealth Group, the reports and information to be furnished by UnitedHealth Group pursuant to this Section 4.2 shall be reports and information with respect to the Company and there shall be no requirement to furnish any such reports or information with respect to UnitedHealth Group.”

ARTICLE 3

MISCELLANEOUS

Section 3.01. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects adopted, ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this Supplemental Indenture and all its provisions shall be deemed a part thereof.

Section 3.02. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.03. The provisions of this Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article IX of the Indenture.

Section 3.04. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 3.05. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS AND RULES OF SAID STATE.

Section 3.06. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

PACIFICARE HEALTH SYSTEMS, LLC

By:	/s/ Robert Oberrender
Name:	Robert Oberrender
Title:	Treasurer

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Robert Oberrender
Name:	Robert Oberrender
Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION, As Trustee

By:	/s/ Paula Oswald
Name:	Paula Oswald
Title:	Vice President

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